Exhibit 99.1

The First Bancorp Declares Dividend

DAMARISCOTTA, Maine – (BUSINESS WIRE) – March 18, 2009 – The Board of Directors of The First Bancorp (NASDAQ: FNLC), today declared a quarterly dividend of 19.5 cents per share. This first-quarter dividend, which is payable April 30, 2009, to shareholders of record as of April 6, 2009, represents an increase of 5.4% or 1.0 cent per share over the first-quarter dividend declared in 2008 of 18.5 cents per share and is equal to the 19.5 cents per share declared in the previous two quarters.

“I am pleased to announce that our Board of Directors voted to maintain the dividend at the same level as the prior quarter,” stated Daniel R. Daigneault, the Company’s President & Chief Executive Officer. “The quarterly dividend of 19.5 cents per share translates into an annual dividend of 78.0 cents per share, and based on yesterday’s closing price of $16.58 per share, this results in a current dividend yield of 4.70% annually. In our view, this is extremely attractive given the dramatic drop in rates recently.

“In these challenging economic times, capital management has become increasingly important for all banks,” President Daigneault continued. “That being said, the Board also feels that maintaining our quarterly dividend at this level is equally important and in the best interest of our shareholders. With the $25 million of additional capital that we received under the U.S. Treasury Capital Purchase Program, our total risk-based capital ratio is nearly 14.0%, which is very comfortably above the FDIC’s well-capitalized threshold of 10.0%.”

The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 14 offices in Lincoln, Knox, Hancock and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from two offices in Lincoln and Hancock Counties.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.

For more information, please contact F. Stephen Ward, the First Bancorp’s Treasurer & Chief Financial Officer, at 207.563.3272.